Exhibit 99.1

bioAffinity Technologies’ CyPath® Lung to be Featured at Cleveland Clinic Annual “Advances in Early Lung Cancer Detection” Symposium April 16

Invitation-only conference focuses on the evolving landscape of lung cancer risk and early detection when the disease is most treatable

bioAffinity Technologies Chief Medical Officer Gordon Downie, MD, PhD, to participate in panel on lung nodule management

SAN ANTONIO, TX – April 7, 2026 – bioAffinity Technologies, Inc. (Nasdaq: BIAF; BIAFW), a biotechnology company focused on noninvasive diagnostics and early cancer detection, announces that its CyPath® Lung test will be featured at the invitation-only “Advances in Early Lung Cancer Detection” symposium at the Cleveland Clinic in Cleveland, Ohio, on April 16, 2026. Gordon Downie, MD, PhD, bioAffinity Technologies’ Chief Medical Officer, will be one of three panelists discussing lung nodule management and highlighting the benefits of using CyPath® Lung to aid in the early detection of lung cancer in high-risk patients.

The seventh annual Cleveland Clinic symposium brings together global leaders in the field of lung cancer, including physicians, advocacy organizations, researchers and industry, to accelerate the development and implementation of new technologies and methods to find lung cancer at the earliest stages when it is most treatable. This is bioAffinity Technologies’ seventh invitation to present before symposium attendees.

This year’s agenda addresses lung cancer risk assessment, emerging diagnostic technologies, screening biomarkers and artificial intelligence (AI) as well as the changing epidemiology of lung cancer.

“As the number of indeterminate pulmonary nodules discovered incidentally and by lung screening continues to grow, so does the accompanying need for noninvasive, scalable diagnostic solutions,” Dr. Downie said. “CyPath® Lung directly addresses many of the issues that will be discussed at the Cleveland Clinic’s symposium. Using our sputum-based diagnostic as an adjunct to the current standard of care for newly discovered non-calcified pulmonary nodules helps guide difficult clinical discussions, accelerates diagnosis and prevents unnecessary invasive procedures. Adding CyPath® Lung to the diagnostic pathway provides actionable results to physicians, eases anxiety for patients, and can reduce costs to the healthcare system.”

CyPath® Lung is a noninvasive, cost-effective diagnostic test that uses flow cytometry and AI to analyze the lung microenvironment and identify cancer and cancer-related cells. Clinical data and case studies have shown its potential to detect cancer as early as Stage 1A, while a negative result can help avert unnecessary and often risky invasive procedures.

With both high sensitivity and specificity, CyPath® Lung is a balanced test that supports clinical decision-making and is broadly applicable in high-risk patients, regardless of nodule size or prior cancer history. Initially designed to assist in the evaluation of indeterminate pulmonary nodules identified through screening or incidental imaging, CyPath® Lung can also be used to monitor lung cancer survivors for recurrence.

About CyPath® Lung

CyPath® Lung by bioAffinity Technologies is a noninvasive test designed to aid in the early detection of lung cancer in patients at high risk for the disease. CyPath® Lung uses advanced flow cytometry and proprietary artificial intelligence (AI) to identify cell populations in patient sputum that may indicate malignancy. CyPath® Lung incorporates a fluorescent porphyrin that is preferentially taken up by cancer and cancer-related cells. CyPath® Lung demonstrated 92% sensitivity, 87% specificity and 88% accuracy in detecting lung cancer in patients at high risk for the disease who had small indeterminate lung nodules less than 20 millimeters. Results may vary in broader clinical use.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and other diseases of the lung and broad-spectrum cancer treatments. The Company’s first product, CyPath® Lung, is a noninvasive test that has shown high sensitivity, specificity and accuracy for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies. LDTs are overseen under the Clinical Laboratory Improvement Amendments (CLIA), administered by the Centers for Medicare & Medicaid Services. For more information, visit www.bioaffinitytech.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the evolving regulatory landscape for Laboratory Developed Tests, including potential increased oversight by the U.S. Food and Drug Administration, the Company’s ability to achieve and maintain market acceptance of CyPath® Lung, the Company’s ability to obtain adequate financing to fund operations, risks related to the commercialization of CyPath® Lung, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. While the Company believes these forward-looking statements are reasonable, readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The information in this release is provided only as of the date of this release, and the Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contact

bioAffinity Technologies

Julie Anne Overton

Director of Communications

investors@bioaffinitytech.com